                                                                  Exhibit 10.22


                         Non-Plan Stock Options Grants


         The table below sets forth options to acquire the common stock, par value $.001 per share, of InfoCure Corporation granted to executive officers of InfoCure pursuant to Non-Qualified Stock Option Grant Certificates in the form set below and not otherwise pursuant to a stock option plan of InfoCure.

                                           Shares Subject to   Exercise Price Per
Name                   Date                Option*             Share*
----                   ----                -------             ------

Frederick L. Fine      June 9, 1999        440,000             $17.50
James K. Price         June 9, 1999        440,000             $17.50
Richard E. Perlman     June 9, 1999        440,000             $17.50
Frederick L. Fine      October 23, 1998    280,000             $ 6.75
James K. Price         October 23, 1998    260,000             $ 6.75
Richard E. Perlman     October 23, 1998    260,000             $ 6.75

         * Reflects the effect of a two for one stock split of InfoCure's common stock on August 19, 1999.

                              INFOCURE CORPORATION
                  NON-QUALIFIED STOCK OPTION GRANT CERTIFICATE


InfoCure Corporation, a Delaware corporation (the "Company"), hereby grants to the optionee named below ("Optionee") an option (this "Option") to purchase the total number of shares shown below of Common Stock of the Company (the "Shares"), at the exercise price per share set forth below (the "Exercise Price"), subject to all of the terms and conditions on the reverse side of this Stock Option Grant Certificate.

In witness whereof, this Stock Option Grant Certificate has been executed by the Company by a duly authorized officer as of the date specified hereon.


InfoCure Corporation


By:
   ----------------------------------

Date of Grant:

Type of Stock Option:  Non-qualified



Shares Subject to Option:
Exercise Price Per Share:
Term of Option:                Ten years

Shares subject to issuance under this Option shall be eligible for exercise according to the vesting schedule selected below and further described in
Section 9 on the reverse of this Stock Option Grant Certificate.

Four Year Vesting


     Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that Optionee should consult a tax adviser prior to such exercise or disposition.



-----------------------------
Signature of Optionee



-----------------------------
Print Name of Optionee

         1. EXERCISE PERIOD OF OPTION. Subject to the terms and conditions of this Stock Option Grant Certificate, and unless otherwise modified by a written modification signed by the Company and Optionee, this Option may be exercised with respect to all of the Shares, but only according to the vesting schedule selected on the reverse of this Stock Option Grant Certificate and as described in Section 9 below, prior to the date which is the last day of the Term set forth on the face hereof following the Date of Grant (the "Expiration Date").

         2. RESTRICTIONS ON EXERCISE. This Option may not be exercised unless such exercise is in compliance with the Securities Act of 1933 and all applicable state securities laws, as they are in effect on the date of exercise, and the requirements of any stock exchange or national market system on which the Company's Common Stock may be listed at the time of exercise. Optionee understands that the Company is under no obligation to register, qualify or list the Shares with the Securities and Exchange Commission ("SEC"), any state securities commission or any stock exchange to effect such compliance.

         3. TERMINATION OF OPTION. Except as provided below in this Section, this Option may not be exercised after the date which is ninety (90) days after Optionee ceases to perform services for the Company, or any Parent or Subsidiary. Optionee shall be considered to perform services for the Company, or any Parent or Subsidiary, for all purposes under this Section and
Section 9 hereof, if Optionee is an officer or full-time employee of the Company, or any Parent or Subsidiary, or if the Board determines that Optionee is rendering substantial services as a part-time employee, consultant, contractor or advisor to the Company, or any Parent or Subsidiary. The Board shall have discretion to determine whether Optionee has ceased to perform services for the Company, or any Parent or Subsidiary, and the effective date on which such services cease (the "Termination Date").

                  (a) Termination Generally. If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, for any reason other than a Termination for Cause, as defined below, or death or disability (within the meaning of Code Section 22(e)(3)), this Option shall be terminated, along with any and all rights or subsequent rights attached thereto, ninety (90) days following the Termination Date, but in no event later than the Expiration Date.

                  (b) Termination for Cause. If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, due to a Termination for Cause, as defined in that certain employment agreement between Optionee and the Company dated July 1, 1998 (the "Employment Agreement"), this Option shall immediately be terminated, along with any and all rights or subsequent rights attached thereto, as of the Termination Date, but in no event later than the Expiration Date.

                  (c) Death or Disability. If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, as a result of the death or disability of Optionee (as determined by the Board in its sole discretion), this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee (or, in the event of Optionee's death, by Optionee's legal representative) within twelve (12) months after the Termination Date, but in no event later than the Expiration Date.

                  (d) No Right to Employment. Nothing in this Stock Option Grant Certificate shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company, or any Parent or Subsidiary, or limit in any way the right of the Company, or any Parent or Subsidiary, to terminate Optionee's employment or other relationship at any time, with or without cause.

         4.       MANNER OF EXERCISE.

                  (a) Exercise Agreement. This Option shall be exercisable by delivery to the Company of an executed Exercise and Shareholder Agreement ("Exercise Agreement") in the form of the Exercise Agreement delivered to Optionee, if applicable, or in such other form as may be approved or accepted by the Company, which shall set forth Optionee's election to exercise this Option with respect to some or all of the Shares, the number of Shares being purchased, any restrictions imposed on the Shares, and such other representations and agreements as may be required by the Company to comply with applicable securities laws.

                  (b) Exercise Price. Such notice shall be accompanied by full payment of the Exercise Price for the Shares being purchased. Payment for the Shares may be made in U.S. dollars in cash (or check) or, where permitted by law and approved by the Board in its sole discretion: (i) by surrender of shares of Common Stock of the Company that have been owned by Optionee for more than six (6) months (and which have been paid for within the meaning of SEC Rule 144, and, if such Shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such Shares), or were obtained by Optionee in the open public market, having a fair market Value equal to the Exercise Price of the Shares being purchased; or (ii) by instructing the Company to withhold Shares otherwise issuable pursuant to the exercise of the Option having a fair market value equal to the exercise price of the Shares being purchased (including the withheld Shares).

                  (c) Withholding Taxes. Prior to the issuance of Shares upon exercise of this Option, Optionee must pay, or make adequate provision for, any applicable federal or state withholding obligations of the Company. Where approved by the Board, Optionee may provide for payment of withholding taxes upon exercise of the Option by requesting that the Company retain Shares with a fair market value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to Optionee by deducting the Shares retained from the Shares exercised.

                  (d) Issuance of Shares. Provided that such notice and payment are in form and substance satisfactory to counsel for the Company, the Company shall cause the Shares to be issued in the name of Optionee or Optionee's legal representative.

         5. NONTRANSFERABILITY OF OPTION. This Option may not be transferred in any manner, other than by will or by the laws of descent and distribution, and may be exercised during Optionee's lifetime only by Optionee. The terms of this Option shall be binding upon the executor, administrators, successors and assigns of Optionee.

         6. TAX CONSEQUENCES. OPTIONEE UNDERSTANDS THAT THE GRANT AND EXERCISE OF THIS OPTION, AND THE SALE OF SHARES OBTAINED THROUGH THE EXERCISE OF THIS OPTION, MAY HAVE TAX IMPLICATIONS THAT COULD RESULT IN ADVERSE TAX CONSEQUENCES TO OPTIONEE. OPTIONEE REPRESENTS THAT OPTIONEE HAS CONSULTED WITH, OR WILL CONSULT WITH, HIS OR HER TAX ADVISOR AND OPTIONEE FURTHER ACKNOWLEDGES THAT OPTIONEE IS NOT RELYING ON THE COMPANY FOR ANY TAX, FINANCIAL OR LEGAL ADVICE.

         7. INTERPRETATION. Any dispute regarding the interpretation of this Stock Option Grant Certificate shall be submitted by Optionee or the Company to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Committee shall be final and binding on the Company and Optionee. In the event of a stock split, reverse stock split, stock dividend or a reclassification of the Common Stock of the Company or similar action by the Company, the number of Shares issuable upon exercise of this Option and/or the Exercise Price shall be appropriately adjusted, as determined by the Board in its sole discretion.

         8. ENTIRE AGREEMENT. Optionee acknowledges and agrees that the granting of this Option constitutes a full accord, satisfaction and release of all obligations or commitments made to Optionee by the Company or any of its officers, directors, shareholders or affiliates with respect to the issuance of any securities, or rights to acquire securities, of the Company or any of its affiliates. This Stock Option Grant Certificate constitutes the entire agreement of the parties hereto, and supersede all prior undertakings and agreements with respect to the subject matter hereof. All prior agreements, commitments and understandings between the parties hereto regarding the subject matter hereof are merged into this Stock Option Grant Certificate and the Exercise Agreement.

         9. VESTING AND EXERCISE OF SHARES. Subject to the terms of this Stock Option Grant Certificate and the Exercise Agreement, the issuance of Shares pursuant to the exercise of this Option shall be subject to the vesting restrictions selected on the reverse side of this Stock Option Grant Certificate and defined below. For purposes of this Section, "Continuous Service" means a period of continuous performance of services by Optionee for the Company, a Parent, or a Subsidiary, as determined by the Board.

         Optionee may exercise this Option with respect to the percentage of Shares set forth below only after Optionee has completed the following periods of Continuous Service following the Date of Grant:

         (a) After twelve (12) months of Continuous Service, up to twenty-five percent (25%) of the Shares;

         (b) After twenty-four (24) months of Continuous Service, up to fifty percent (50%) of the Shares;

         (c) After thirty-six (36) months of Continuous Service, up to seventy-five percent (75%) of the Shares; and

         (d) After forty-eight (48) months of Continuous Service, up to one hundred percent (100%) of the Shares.

         Notwithstanding anything herein to the contrary, in the event that the average per share closing price for common stock of the Company over a period of twenty (20) consecutive trading days reaches $50.00, this Option shall immediately vest as to one hundred percent (100%) of the underlying Shares.